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                         September 29, 2023

       Debra McCann
       Executive Vice President and Chief Financial Officer
       Unisys Corporation
       801 Lakeview Drive, Suite 100
       Blue Bell, Pennsylvania 19422

                                                        Re: Unisys Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 24,
2023
                                                            File No. 001-08729

       Dear Debra McCann:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program